EXHIBIT 10.45
February 9, 2007
Dr. Stephen K. Burley
c/o SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, CA 92121
Dear Stephen:
As discussed, I confirm the agreement of the Compensation Committee of the Board to award you a cash bonus of $250,000, contingent and effective upon, and to be paid to you, subject to your continued employment with SGX upon, the closing prior to December 31, 2007 of a corporate transaction with aggregate proceeds to SGX or SGX’s security holders of at least $50 million. For purposes of this cash bonus award, aggregate proceeds from a corporate transaction would include upfront payments, the cash amount paid to purchase any of SGX’s equity securities, committed funding over the initial term (if a collaboration), and potential milestone payments or other contingent payments achievable within 12 months, as determined by SGX’s board of directors. If the aggregate proceeds include proceeds in the form of securities, the securities would be valued at the listed market value of the securities if the securities are listed on a securities exchange, or the value determined by SGX’s board of directors if the securities are not listed on a securities exchange.
To confirm your agreement to the above, please sign where indicated below.
Sincerely,
/s/ Mike Grey
Mike Grey
President and Chief Executive Officer
Agreed this 9th day of February, 2007
/s/ Stephen K. Burley
Dr. Stephen K. Burley
SGX Pharmaceuticals, Inc. • www.sgxpharma.com
Corporate Headquarters • 10505 Roselle Street • San Diego, CA 92121 • 858.558.4850 • 858.558.4859 fax
SGX Beamline • Argonne National Laboratory, Bldg. 438A • 9700 S. Cass Avenue • Argonne, IL 60439 • 630.252.0820 • 630.252.0835 fax